UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2010

First Citizens Bancshares, Inc.
 (Exact name of registrant as specified in its charter)

Commission file number 0-11709
 ________________________

Tennessee	62-1180360
(State or other jurisdiction of	(IRS Employer Identification No.)
incorporation or organization)

P.O. Box 370, One First Citizens Place
Dyersburg, Tennessee 38024
 (Address of principal executive offices including zip code)

(731) 285-4410
 (Registrant's telephone number, including area code)
________________________

Item 8.01: Special Dividend to Shareholders

The Registrant hereby files this document to report changes related to Item 8.01.

* THE FOLLOWING COMMUNICATION IS BEING INCLUDED WITH DIVIDEND PAYMENTS TO BE MADE AS OF DECEMBER 15, 2010.*

December  15, 2010

Dear Shareholder,

We are pleased to mark the closing of another successful year at First Citizens Bancshares, Inc. with a special dividend to Shareholders. In addition to the fourth quarter dividend of $.15 per share, your Board of Directors voted to approve a special dividend of $.40 per share payable to holders of record as of November 15, 2010.

Action plans implemented over the past twelve months are clearly evident when comparing the balance sheet to one year ago. Growth in 2010 has been strategically steady and capital and liquidity positions much improved. Earnings during 2010 were challenged by an increased provision for loan losses, additional expense incurred in managing the higher level of other real estate and escalating premiums on FDIC insurance.

In spite of these challenges, the strength in core income streams and implementation of strict cost controls pushed net income and return on equity to levels well above that of peers. First Citizens' annualized ROE is a positive 10% versus peer return of a negative 16%. Adversity sometimes creates a sense of defeat within a company, a determination to excel in others. I am pleased to report that the desire for excellence is alive and well within the First Citizens Team!

Positive shareholder return and ongoing investor support are critical factors that allow us to go forward as an independent community bank. We appreciate your commitment to Bancshares as evidenced by your financial investment. Our goal is to continue to exceed peers in shareholder return.

Sincerely,

/s/ JEFF  AGEE                                /s/ KATIE WINCHESTER